Exhibit 10.1

[Sycamore Networks, Inc. Letterhead]

October 22, 2007

Paul F. Brauneis

[Address]

Dear Paul,

It is a sincere pleasure for me to extend an employment offer to you as Vice President of Finance and Chief Financial Officer of Sycamore Networks reporting to me at an annualized salary of $265,000 paid bi-weekly at $10,192.30. In addition you will be eligible for an annual bonus of $120,000, payable quarterly based upon attaining the objectives described in Exhibit I. We will finalize the exact date but I anticipate that your employment will commence on or about November 12, 2007.

In addition, subject to the approval of the Compensation Committee of the Company’s Board of Directors, Sycamore Networks will offer you an option to purchase 700,000 shares of its common stock at the fair market value on the first day of your employment (the “Stock Option”). The Stock Option will be granted subject to the terms and conditions of the 1999 Stock Incentive Plan, as amended. The Stock Option will vest as to 20% after one year, and will vest as to 5% quarterly thereafter. Please note that this offer of employment is contingent on the favorable results of a background investigation.

I am pleased to inform you that management has recommended to the Sycamore Board of Directors that you be elected as a Section 16 officer and as an “executive” officer of the Company, which recommendation will be addressed at the next Board meeting. Following such election, you will be briefed on the disclosure and reporting responsibilities required of a Section 16 officer. In addition, as Vice President of Finance and Chief Financial Officer, you will be covered by the terms, provisions and conditions of Sycamore’s standard form Change in Control Agreement and Sycamore’s standard form Indemnification Agreement, which agreements have been provided to you.

In addition to your compensation, you may take advantage of the various benefits offered by Sycamore Networks. These benefits, of course, may be modified or changed from time to time at the discretion of Sycamore Networks. Information regarding Sycamore Networks’ present benefit structure will be provided to you upon commencement of your employment. Where a particular benefit is subject to a formal plan (for example, medical and life insurance, stock options, etc.), eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document. Should you ever have any questions, you should ask Human Resources for a copy of the applicable plan document.

As a condition of your employment offer, it is necessary for you to read, sign, date and have witnessed the enclosed Employee Agreement Regarding Confidentiality and Inventions, which you should carefully review. You must sign and return the Agreement prior to your first day of employment. This offer is contingent upon your prompt disclosure to us whether you have any continuing legal obligations to your previous employer, including any agreement relating to confidentiality, non-solicitation or non-competition. If you do have such an agreement, please fax it to our Human Resources department along with a copy of this letter in its entirety, for our review. Our fax number is (978) 256-4429.

To comply with Federal law, we ask that you bring certification of eligibility to work in the United States on your first workday. A list of acceptable documents is listed on the enclosed I-9 form.

This letter, along with the Employee Agreement Regarding Confidentiality and Inventions, constitutes our entire offer regarding the terms and conditions of your prospective employment by Sycamore Networks. It is our wish that our association be mutually rewarding. You should understand, however, that all employees at Sycamore Networks are employed “at will,” which means that each employee, as well as the Company, has the right to terminate the employment relationship at any time for any reason, with or without cause. The terms of your employment shall be governed by the laws of the Commonwealth of Massachusetts.

We look forward to your joining Sycamore Networks and feel confident the relationship will be mutually rewarding. Please remember to return to me prior to your first day of employment the Employee Agreement Regarding Confidentiality and Inventions and the signed original of this offer letter indicating your official start date. If you have any questions, do not hesitate to call. This offer will be valid until 5:00 pm on October 26, 2007.

Sincerely,

/s/ Daniel E. Smith
Daniel E. Smith
President and CEO

Enclosure (1)

1.	Employee Agreement Regarding Confidentiality and Inventions

I have read, understand and accept the terms and conditions as outlined in the offer letter, and the Employee Agreement Regarding Confidentiality and Inventions.

I certify that (check one):

______	I do not have any continuing legal obligations to my previous employer.

X	I have provided Sycamore Networks with a copy of my agreement with my previous employer.

	Date Provided:	10/24/07

	Previous Employer:	Cantata Technology

	Name of Agreement:	Separation and General Release Agreement

Signed:	/s/ Paul F. Brauneis	Date:	10/25/07

For HR Use Only:
Actual Start Date:	Nov 12, 07	Verified by:	Cathleen Bolduc	Date:	11/12/07

EXHIBIT I

Quarterly Bonus                        $ 30,000

Element	Amount of Quarterly total attributable to element

1. Achievement of Quarterly Plan for Net Income

Achievement greater than 75% but less than 100% will be pro-rated. e.g. Achievement of 95% would result in incentive payment of ($9000x .95= $8550. Achievement in excess of 100% will also be pro-rated. E.g. Achievement of 110% would result in incentive payment of: ($9000) x 1.10 = $9900. Net Income will be defined as 08 Budget Net Income less previously identified non-discretionary legal and stock option matter expenses. Attainment of less than 75% will result in no payment on this element.

30%

2. Achievement of Quarterly Plan for Revenue Achievement greater than 75% but less than 100% will be pro-rated. e.g. Achievement of 95% would result in incentive payment of: ($6000) x .95= $5700. Achievement in excess of 100% will also be pro-rated. e.g. Achievement of 110% would result in incentive payment of: ($6000) x 1.10 = $6600. Attainment of less than 75% will result in no payment on this element.	20%

3. Specific Goals to be mutually determined on or about your start date	50%

SYCAMORE NETWORKS, INC.

EMPLOYEE AGREEMENT REGARDING

CONFIDENTIALITY AND INVENTIONS

This Agreement is intended to formalize in writing certain understandings and procedures of Sycamore Networks, Inc. (the “Company”). I recognize that the Company is engaged in a continuous program of research, development and production respecting its business, present and future.

In return for my new or continued employment by the Company, I acknowledge and agree that:

1. Previous Work. All previous work, if any, done by me for the Company relating in any way to the conception, design, development, or support of products for the Company is the property of the Company. Nothing in this provision is intended to create any express or implied claim by the Company to any previous work done by me for any person other than the Company. The Company specifically disavows any interest in any work done by me using the proprietary business information of any entity other than the Company.

2. Confidentiality. I will maintain in confidence and will not disclose or use, either during or after the term of my employment without the prior express written consent of the Company, any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information”), whether or not it is in written or permanent form except to the extent required to perform duties on behalf of the Company in my capacity as an employee. Proprietary Information refers to any information not generally known in the public domain or in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated, or prepared by me in the scope of my employment. Such Proprietary Information includes, but is not limited to software, technical and business information relating to the Company’s inventions or products, research and development, production processes, product plans, manufacturing and engineering processes and plans, machines and equipment, finances, organizational charts, employee lists, Company phone directories, customers, customer lists, marketing plans, and production and future business plans and any other information which is identified as, or understood as being, confidential by the Company. Upon termination of my employment or at the request of my supervisor before termination, I will deliver to the Company all written and tangible material in my possession incorporating the Proprietary Information belonging to the customers and suppliers of the Company who may have disclosed such information to me as the result of my status as an employee of the Company.

3. Inventions. (a) Disclosure and Assignment of Inventions. I will promptly disclose and describe to the Company, and agree to assign and hereby assign to the Company or its designee, my entire right, title, and interest in all Inventions and practices during the period of my employment with the Company (i) which relate at the time of conception or reduction to the practice of the Invention to the Company’s business or actual or demonstrably anticipated research or development, or (ii) which were developed on any amount of the Company’s equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work I performed for the Company, whether or not performed during business hours. I hereby waive all claims to moral rights in any Inventions. However, I do not assign or agree to assign any Inventions relating in any way to the Company’s business or demonstrably anticipated research and development which were made by me prior to my employment with the Company, which Inventions, if any, are identified on Exhibit A to this Agreement (which attachment contains no confidential information). I have no rights in any Inventions other than the Inventions specified in Exhibit A. If I do not list any Inventions in Exhibit A, then I acknowledge that none exist.

(b) Definition of Inventions. As used in the Agreement, the term “Inventions” means any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how including but not limited to all designs, developments, trademarks, discoveries, formulas, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas, or copyrightable or patentable works, including all rights to obtain, register, perfect and enforce these proprietary interests.

(c) Nonassignable Inventions. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of Inventions made by an employee, this Agreement shall be interpreted not to apply to the class of Inventions which are precluded in such state, but shall otherwise apply to all other classes of Inventions. However, I agree to disclose promptly in writing to the Company all Inventions made or conceived by me during the term of my employment, whether or not I believe such inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions are subject to this Agreement, to permit a determination by the Company as to whether or not the Inventions should be the property of the Company. The Company will receive any such information in confidence.

(d) Shop Rights. I agree that the Company will be entitled to shop rights providing the Company a non-exclusive, royalty-free, and irrevocable (although nontransferable and nonassignable) license to make, use, and sell any invention or other protectable development (whether patentable or not) conceived or made by me which is not within the scope of Section 3 (a) but which was conceived or made on the time of the Company with the use of the facilities or materials of the Company or with the use of Proprietary Information of the Company.

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(f) Patent and Copyright Registrations. I agree to cooperate fully with the Company and to execute and deliver any and all documents and letters necessary for the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to the Inventions, including the execution and delivery of any document relating to Patent and Copyright registrations or applications. I will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in and Invention. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature on such documents, then I irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such document and to do all other lawfully permitted acts to further the prosecution and issuance of the such applications or registrations with the same legal force and effect as if executed by me.

4. Competitive Employment. During the term of my employment with the Company, I will not engage in any employment, consulting, or other activity in any business competitive with the Company without the Company’s prior written consent.

5. Acts to Secure Proprietary Rights. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions and shop rights hereby assigned to the Company as set forth in Paragraphs 1 and 3 above. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

6. Non-solicitation; Non-competition. Notwithstanding paragraph 4 above, during the term of my employment with the Company and for a period of twelve (12) months thereafter, I shall not, directly or indirectly, without prior written consent of the Company, such consent not to be unreasonably delayed or withheld, (1) solicit or encourage, or cause others to solicit or encourage, any employees of the Company to terminate their employment with the Company, or (2) solicit or accept employment or be retained by any party who, at any time during the term of my employment, was a competitor of the Company.

7. No Conflicting Obligations. My performance of the Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with the Company. I hereby represent that if I obtained any information during my prior employment that my employer indicated was considered confidential and proprietary or that was disclosed to me in a manner that should have made me realize it was so considered, I will not make use of, disclose or induce the Company to use any such confidential and proprietary information during my employment with the Company unless such information: (i) becomes publicly available or is in the public domain for reasons other than action on my part; (ii) is independently developed by others at or on behalf of the Company who do not receive access to such information from me; or (iii) is received by the Company from a third party who had lawful possession of such information or ideas and the right to disclose them. I am not a party to any other agreement that will interfere with my full compliance with this Agreement or otherwise restrict my employment with the Company in any way. I will not enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

8. Company Materials. I understand that in the event of the termination (voluntary or otherwise) of my employment with the Company, or at any other time upon the Company’s request, I agree promptly and without request, to deliver and inform the Company of all documents and data pertaining to my employment and the Company’s Proprietary Information, whether prepared by me or otherwise, that has come into my possession. I will not retain any written or other tangible material containing any information concerning or disclosing any of the Company’s Proprietary Information.

9. At-Will Employment. I understand that employment with the Company is at-will. Employment at-will may be terminated at the will of either the employer or the employee, with or without cause, at any time. I understand that the terms and conditions of my employment with the Company may be modified at the sole discretion of the company with or without cause and with or without notice. Other than the President or Chief Financial Officer of the Company, no one has the authority to make any agreement for employment other than for employment at-will or make any agreement limiting the Company’s authority to make any such agreement and then only in writing. No implied contract concerning any employment related decision or term or condition of employment can be established by any other statement, conduct, policy or practice. Examples of types of terms or conditions of employment which are within the sole discretion of the Company include but are not limited to the following: promotion; demotion; transfers; hiring decisions; compensation; benefits; qualifications; discipline; layoff or recall; rules; hours and schedules; work assignments; job duties and responsibilities; production standards; subcontracting; cessation or expansion of operations; merger or consolidation of operations; determinations concerning the use of equipment, methods or facilities; or any other terms and conditions that the Company may determine to be necessary for the safe, efficient and economic operation of its business.

10. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to the notification by the Company to my new employer about my rights and obligations under this Agreement.

11. Third Party Information. I recognize that the Company has received and will receive in the future from third parties their confidential information or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

12. Survival. This Agreement (a) shall survive the termination of my employment by the Company, (b) does not in any way restrict my right or the right of the Company to terminate my employment at any time, for any reason or no reason and (c) is assignable by the Company (in which case the term “Company” herein will only refer to that portion of the assignee’s business which is substantially similar to the business conducted by the Company immediately prior to such an assignment) and (d) is binding upon my heirs and legal representatives.

13. Waiver. The waiver by the Company or a breach of any provision of the Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

14. Severability. If any provisions of this Agreement, or the application thereof, shall for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and application of such provisions of this Agreement shall be interpreted so as to reasonably reflect the intent of the parties. Any void or unenforceable provisions of this Agreement shall be replaced with valid and enforceable provisions that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

15. Governing Law. This Agreement will be construed in accordance with, and governed by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws provisions. All disputes arising under or out of this Agreement shall be brought in courts of competent jurisdiction located within the Commonwealth of Massachusetts.

16. Equitable Relief. I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the promises or agreements contained herein which will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. Accordingly, I agree that if I breach of any such promises or agreements, the Company will have available, in addition to any other right or remedy available in law or equity, the right to obtain temporary, preliminary or permanent injunctive relief, a writ of attachment or possession, a temporary protective order, and/or appointment of a receiver from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement.

17. Entire Agreement. This Agreement represents my entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both me and the Company. No oral waiver, amendment or modification will be effective under any circumstance whatsoever.

I HAVE FULLY READ AND UNDERSTAND THIS AGREEMENT AND AGREE TO THIS AGREEMENT AS A CONDITION OF MY EMPLOYMENT.

EMPLOYEE:	WITNESS:

/s/ Paul F. Brauneis	/s/ Cathleen Bolduc
Signature	Signature

Paul F. Brauneis	Cathleen Bolduc
Printed Name of Employee	Printed Name of Witness

13 Nov ‘07	11/13/07
Date	Date

EXHIBIT A

PRIOR INVENTION

SYCAMORE NETWORKS, INC.

U.S. FOREIGN CORRUPT PRACTICES ACT POLICY

It is the policy of Sycamore Networks, Inc. (“Sycamore”) to abide by all the laws of the United States, including the U.S. Foreign Corrupt Practices Act (“FCPA”). In accordance with the FCPA, Sycamore does not authorize or condone the making of payments prohibited by the FCPA by either its employees or the parties with who it conducts business.

As required by the FCPA, I agree that I will not pay, offer or authorize any bribe or make any other unlawful payment on behalf of Sycamore. I will not give money or anything else of value in an attempt to unlawfully influence the action of a public official to assist Sycamore in obtaining or retaining business outside the United States. I further agree that I will not make any payment to any consultant, agent or any other intermediary with the knowledge that all or any part of the payment will be used for a bribe or otherwise to influence government action.

In the event that I receive knowledge of (or obtain a reasonable suspicion of) a request for, or the actual payment of, a bribe, I will immediately disclose that knowledge or suspicion to an officer of Sycamore.

If I should violate Sycamore’s policy to comply with the FCPA or the specific acknowledgements in this agreement, I acknowledge that Sycamore will have the right to take disciplinary action against me, up to and including immediate termination.

/s/ Paul F. Brauneis
Employee Signature

Paul F. Brauneis
Printed Name of Employee

13 Nov ‘07
Date: